Exhibit 8.3

______________, 2019

Seaspan Corporation

Unit 2, 16/F., W668 Building

Nos. 668 Castle Peak Road

Cheung Sha Wan, Kowloon

Hong Kong, China

Atlas Corp.

2600-200 Granville Street

Vancouver, BC V6C 1S4

Canada

Dear Sirs/Mesdames:

Re:	Atlas Corp.

We have acted as Canadian tax counsel to Seaspan Corporation, a corporation formed under the laws of the Republic of the Marshall Islands (the “Company”), and Atlas Corp., a wholly owned subsidiary of the Company formed under the laws of the Republic of the Marshall Islands (“Atlas”), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of November 20, 2019, as it may be amended from time to time (the “Merger Agreement”), by and among the Company, Atlas, and Seaspan Holdco V Ltd., a wholly owned subsidiary of Atlas organized under the laws of the Republic of the Marshall Islands (“Merger Sub”), and (ii) the preparation and filing of the related Registration Statement on Form F-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement. The Merger Agreement implements a holding company reorganization (the “Holding Company Reorganization”).

Scope, Qualifications and Reliance

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus, and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation or verification of any factual matter, statement or representation set forth in any of the foregoing.

For purposes of this opinion, we have assumed that (i) the Holding Company Reorganization will be consummated in the manner described in Merger Agreement and the Proxy Statement/Prospectus, (ii) the statements concerning the Holding Company Reorganization set forth in the Merger Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times, (iii)

the representations made by the Company, Atlas and Merger Sub in the Merger Agreement are true, accurate and complete as of the date hereof and will remain true, accurate and complete at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement “to the knowledge of”, or based on the belief of Atlas, Merger Sub or the Company or that are similarly qualified are, and will remain at all times up to and including the Effective Time, true, complete and correct without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement.

The opinion set forth in this letter is limited to, and based on, the provisions of the Income Tax Act (Canada) (the “Canada Tax Act”) and the regulations thereunder in force as of the date hereof, the Canada-United States Tax Convention (as amended), all specific proposals to amend the Canada Tax Act and regulations thereunder which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of such opinion (the “Proposed Amendments”) and our understanding of existing case law and the current published administrative policies and assessing practices of the Canada Revenue Agency. There can be no assurance that the Proposed Amendments will be implemented in their current form or at all. Our opinion does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, and does not take into account provincial, territorial or foreign tax legislation or considerations. We express our opinion herein only as to those matters specifically set forth below and no opinion should be inferred as to the tax consequences of the Holding Company Reorganization under any provincial, territorial, local, or foreign law, or with respect to other areas of Canadian federal taxation. We are members of the Law Society of British Columbia, and we do not express any opinion herein concerning any law other than the federal income tax laws of Canada.

Opinion

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, we hereby confirm that the discussion contained in the Registration Statement under the heading “Material Non-United States Tax Considerations – Material Canadian Federal Income Tax Considerations,” to the extent such discussion related to matters of Canadian federal income tax law applicable to non-Canadian holders of Atlas common shares and/or Atlas preferred shares that are issued to such holders upon the cancellation of their Company Class A common shares and/or Company preferred shares, as applicable, pursuant to the Holding Company Reorganization, is our opinion.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Registration Statement and the Proxy Statement/Prospectus in connection with the references to this opinion and the material Canadian federal income tax consequences of the Holding Company Reorganization. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

This opinion is given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof.

Yours truly,

Blake, Cassels & Graydon LLP